FOR IMMEDIATE RELEASE Contacts:

Jackie Lapin / WPT Enterprises
818-707-1473
jackielapin@cs.com

Aimee Lirette/ WPT: 323-330-9872

alirette@worldpokertour.com

WPT ENTERPRISES IN DISPUTE WITH THE TRAVEL CHANNEL OVER THE PROFESSIONAL POKER TOUR

Los Angeles, CA (September 21, 2005)—WPT Enterprises, Inc. (NASDAQ: WPTE) filed suit in the California Superior Court on Monday, September 19, seeking to keep the Travel Channel (“TRV”) from interfering with WPTE’s prospective contractual relationship with another broadcaster in connection with WPTE’s new program, the Professional Poker Tour (the “PPT”). Under an existing agreement between WPTE and TRV for the World Poker Tour program (the “WPT Agreement”), TRV is afforded the right to negotiate with WPTE with respect to certain types of programming developed by WPTE during a sixty (60) day period. Pursuant to the WPT Agreement, WPTE submitted the PPT to TRV and began negotiation but failed to reach an agreement with TRV within the allotted negotiation window. Consequently, WPTE began discussions with other networks. While WPTE and TRV later revived their attempts to reach a deal after TRV’s exclusive bargaining window had ended, WPTE ultimately received an offer from another network. WPTE submitted this offer to TRV pursuant to TRV’s contractual last right to match the deal as specified under the WPT Agreement. Thereafter, TRV sent letters to WPTE and the other broadcaster asserting, among other things, that WPTE was not entitled to complete a deal for the PPT with a third party.

In response to TRV’s communications, WPTE filed a suit alleging that TRV interfered with WPTE’s prospective contractual relationship with a third party as well as attempted to contravene WPTE’s express contractual right to produce non-World Poker Tour branded programs covering poker tournaments.

WPTE and TRV have worked closely for three seasons delivering quality poker television under the World Poker Tour brand. Steven Lipscomb, Founder and CEO of WPT Enterprises, Inc., said “We have forged a strong relationship with the Travel Channel over the last three years and are in the middle of producing Season IV of the World Poker Tour, the most successful show in the history of the Travel Channel.” Lipscomb further said, “We need to be very clear that this dispute is not about either side’s commitment to further building the WPT franchise together. This is simply an issue of process and contractual interpretation with regard to the new Professional Poker Tour program.”

TRV’s fifteen (15) day right to match the deal expires Tuesday, September 27th. If TRV does not exercise its right to match by that date, WPTE intends to sign a PPT deal with the other broadcast network.

The World Poker Tour, which reinvented poker as a televised spectator sport, airs tournaments filmed at leading casinos from Paris to Las Vegas, and will begin the broadcast of its fourth season in March 2006. Airing every Wednesday night in the U.S. at 9 p.m. ET/PT on The Travel Channel, the WPT is the highest-rated series in the network’s history. World Poker Tour is now licensed to broadcast in 116 countries and territories worldwide.

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (NASDAQ: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 100 markets globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly held company. Photos and media information can be found online at: www.worldpokertour.com.

(WPTEG)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com